FINDER’S FEE AGREEMENT

THIS AGREEMENT is entered into 15th Day of May, 2008 by and between:

TransAKT Ltd. (“the Corporation”), a company incorporated under the laws of Alberta with offices at Suite 260, 1414 8th Street SW,
Calgary, Alberta, T2R 1J6.

- and -

Christian Nielsen (the "Consultant"), an employee of TransAKT Ltd. residing at
109 Evansbrooke Way N.W., Calgary, Alberta, T3G 1C8.

WHEREAS the Corporation requires approximately US$100,000 in additional working capital for its business operations;

AND WHEREAS the Board of Directors of the Corporation intends to borrow funds by entering into promissory note agreements;

AND WHEREAS the Consultant has represented to the Corporation that he can provide valuable services to the Corporation by assisting it to successfully complete its' offering;

AND WHEREAS the Corporation and the Consultant therefore wish to enter into this agreement to provide for the delivery of services to the Corporation and the compensation of the Consultant, on the terms set out below.

1.	The Consultant will assist the Corporation in its efforts to successfully borrow funds through the issuance of promissory note agreements.

2.	A fee (the "Fee") will be payable by the Corporation to the Consultant with respect to any financing obtained for the Corporation as a direct result of the services provided by the Consultant.

3.

The Fee payable to the Consultant will be equal to 10% of the principal amount of loans received as a direct result of the services provided by the Consultant, and the Fee shall be payable by the issuance of common shares of the Corporation with a deemed value per share equal to those offered in the private placement.

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

TransAKT Ltd.

Per:	/s/James Wu	/s/Christian Nielsen
	James Wu, President	Christian Nielsen